                                                         Exhibit No. EX-99.23(i)

[SRSY LOGO]
                                             Stradley Ronon Stevens & Young, LLP
                                                        2600 One Commerce Square
                                                    Philadelphia, PA  19103-7098
                                                      Telephone:  (215) 564-8000

                                October 20, 2006

Quaker Investment Trust
309 Technology Drive
Malvern, PA 19355

               Re:  Post-Effective Amendment No. 35
                    Registration Nos. 33-38074/811-6260

Ladies and Gentlemen:

          We  have  acted  as  counsel  to  the  Quaker   Investment   Trust,  a
Massachusetts business trust (the "Trust"),  with respect to the filing with the
U.S. Securities and Exchange Commission of Post-Effective  Amendment No. 35 (the
"Amendment")  to the  Trust's  Registration  Statement  on Form  N-1A  under the
Securities Act of 1933, as amended,  and the Investment  Company Act of 1940, as amended. The Trust filed the Amendment in order to register Class A and C Shares
(the  "Shares") of  beneficial  interest of the Trust's  Global Growth Fund (the
"Fund"). The Amendment seeks to register an unlimited number of Shares.

          We have examined the Trust's Amended and Restated Declaration of Trust
(the  "Declaration  of Trust");  its Amended and Restated  By-Laws  ("By-laws");
resolutions  of the Trust's  Board of Trustees  adopted on August 10, 2006;  and such other legal and factual matters as we have considered necessary.

          This opinion is based exclusively on The Commonwealth of Massachusetts statute governing  business trusts and the federal securities laws of the United
States of  America  governing  the  issuance  of shares of the Fund and does not extend to the securities or "blue sky" laws of The Commonwealth of Massachusetts or other States or to other Federal securities or other laws.

          We have assumed the following for purposes of this opinion:

          1. The Fund's  Shares  will be issued in  accordance  with the Trust's
     Declaration  of Trust and By-laws and  resolutions  of the Trust's Board of
     Trustees relating to the creation, authorization and issuance of shares.

          2. The Fund's Shares will be issued against consideration  therefor as described  in the  Trust's  prospectus  relating  thereto,  and  that  such consideration  will have been at least  equal to the  applicable  net asset value and the applicable par value.

          3. This opinion  relates solely to the  registration  of Shares of the
     Trust's Fund and not to the  registration of any other series or classes of the Trust that have previously been registered,  including those registered prior to our engagement as counsel to the Trust.

          Based  upon  the  foregoing,   it  is  our  opinion  that,   upon  the
effectiveness of the Amendment,  the Shares of beneficial  interest of the Fund, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.

Quaker Investment Trust
October 20, 2006

          We  hereby  consent  to the  filing  of this  opinion  with  the  U.S.
Securities and Exchange Commission as an exhibit to the Post-Effective Amendment
No. 36.

                                        Very truly yours,

                                        STRADLEY, RONON, STEVENS & YOUNG, LLP

                                        By:   /s/ Alan R. Gedrich
                                              Alan R. Gedrich, a Partner